As filed with the Securities and Exchange Commission on September 9, 2010.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ACI WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-0772104 (I.R.S. Employer Identification No.)
120 Broadway, Suite 3350
New York, New York 10271
(Address of principal executive offices, including zip code)
ACI Worldwide, Inc.
Amended and Restated
Deferred Compensation Plan
(Full title of the plan)
Dennis P. Byrnes, Esq.
Senior Vice President, General Counsel and Secretary
ACI Worldwide, Inc.
6060 Coventry Drive
Elkhorn, Nebraska 68022
(402) 778-2183
(Name, address and telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of	Amount To Be	Offering Price	Aggregate	Registration
Securities To Be Registered	Registered (2)	Per Share	Offering Price (2)	Fee
Deferred Compensation Obligations(1)	$20,000,000	100%	$20,000,000	$1,426

(1)	The Deferred Compensation Obligations are general unsecured obligations of ACI Worldwide, Inc. (the “Registrant”) to pay deferred compensation in the future in accordance with the ACI Worldwide, Inc. Amended and Restated Deferred Compensation Plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, based on the estimated amount of compensation to be deferred by participants.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
          The following documents, which have been filed by Registrant pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) or as otherwise indicated, are hereby incorporated by reference into this Registration Statement and shall be deemed to be a part hereof:
•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 26, 2010;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 4, 2010;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on July 30, 2010; and

•	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 25, 2010, March 4, 2010, March 9, 2010, April 29, 2010, May 13, 2010, June 14, 2010, July 29, 2010 and August 3, 2010 (other than portions of these documents furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) and our Current Report on Form 8-K/A filed with the SEC on March 16, 2010 (other than portions of this document furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items).
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities
          The securities being registered pursuant to the ACI Worldwide, Inc. Amended and Restated Deferred Compensation Plan (the “Plan”) represent obligations (the “Obligations”) of the Registrant to pay deferred compensation in the future according to the terms of the Plan. The Plan was adopted by the Compensation and Leadership Development Committee of the Board of Directors (the “Committee”) of the Registrant on July 29, 2010 and amended and restated on September 9, 2010. The Plan will become effective October 1, 2010. The initial plan year will commence on October 1, 2010 and end on December 31, 2010 and thereafter, each plan year will be from January 1 to December 31.

          The Plan is an unfunded, nonqualified deferred compensation plan designed to allow non-employee directors and a select group of management or highly compensated employees of Registrant designated by the Committee of the Board of Directors (each a “Participant” and collectively, the “Participants”) to save for retirement on a tax-deferred basis. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
          Participants in the Plan may elect to defer a portion of their regular compensation and performance-based compensation. The Obligations are general unsecured obligations of the Registrant to pay such deferred amounts to the Participants in accordance with the terms of the Plan. The Obligations are subject to the claims of Registrant’s general creditors and rank equally with other unsecured indebtedness of the Registrant from time to time outstanding. The Obligations are not convertible into any other security of the Registrant and there is no trading market for the Obligations.
          Amounts deferred under the Plan will be credited to bookkeeping accounts maintained by the Registrant for each Participant and will be credited or debited with the Participant’s proportionate share of any gains or losses attributable to the earnings indices selected by the Participant. The Committee will designate the earnings indices available to Participants; provided, however, under no circumstances shall the value of the Registrant’s stock be used as an earnings index. The earnings indices are to be used for measurement purposes only and amounts deferred under the Plan will not represent any actual investment made on the Participant’s behalf by the Registrant. The amount that the Registrant is required to pay under the Plan is equal to the elective deferrals made by the Participant, as adjusted for the hypothetical gains or losses based on the earnings indices selected by the Participant. The Registrant may make discretionary contributions to Participant accounts in such amounts and at such times as are determined by the Registrant from time to time in its sole discretion.
          Amounts deferred by a Participant are fully vested at all times. The Committee may impose a vesting schedule of up to 5 years with respect to discretionary contributions, if any, made by the Registrant to a Participant.
          The Obligations of the Registrant to Participants under the Plan will be payable in accordance with the distribution provisions of the Plan. Distribution of the Obligations generally can not be made prior to the distribution dates specified by the Participants, other than withdrawals made in the event of a Participant’s (i) “unforeseeable emergency”, as defined in the Plan, (ii) separation from service, (iii) death or (iv) disability. Distributions of the Obligations will be made to Participants in a single lump-sum payment after the earliest of (a) the Participant’s separation from service, (b) the Participant’s death or (c) the Participant’s disability (“Standard Distribution”). In lieu of the Standard Distribution timing, a Participant may elect, at the time of deferral, to receive distribution of the Obligations in a given plan year (a) at a specified date or time (or upon attainment of a specific age), or (b) upon the earlier of such date (or age) or one ore more of the Standard Distribution events. A Participant may also elect, at the time of deferral, to receive distributions of the Obligations in annual installments for a period of up to 10 years. Deferred amounts retained in a Participant’s account during the payout period continue to earn hypothetical gains and are subject to hypothetical losses based on the earnings indices selected by the Participant.
          Under the terms of the Plan, the Registrant may establish a trust for the purpose of holding all or a portion of the Participants’ account balances; provided, the agreement establishing such trust shall provide that the assets held therein will be available to satisfy claims of the Registrant’s general creditors in the event of the Registrant’s insolvency.
     The Plan will be administered by the Committee and the Committee will have full power to interpret the Plan and determine all questions that arise under it. The Committee reserves the right to amend or terminate the Plan at any time; provided, however, that no such action shall affect a Participant’s right to receive the full amount of his or her vested account balance.
     This summary of the terms of the Plan and the Registrant’s Obligations thereunder is not intended to be complete and is qualified in its entirety by reference to the Plan, which is attached hereto as Exhibit 4.3 and incorporated herein by this reference.

Item 5.	Interests of Named Experts and Counsel
          Not applicable.

Item 6.	Indemnification of Directors and Officers
          Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits indemnification by a corporation of certain officers, directors, employees and agents. Consistent therewith, Article Tenth of the Amended and Restated Certificate of Incorporation of the Registrant (“ACI”) provides that ACI shall, to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits ACI to provide broader indemnification rights than such law permitted ACI to provide prior to such amendment), indemnify a director or officer of ACI or a person who is or was serving at the request of ACI as director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, who was or is made (or threatened to be made) a party to or is otherwise involved in a civil, criminal, administrative or investigative action suit or proceeding (an “indemnified person”). Article Tenth also provides that expenses incurred by an indemnified person will be paid in advance by ACI; provided, however, that, if the DCGL requires, an advancement of expenses incurred by an indemnified person in his or her capacity as a director or officer will be made only if ACI receives an undertaking by or on behalf of the indemnified person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified for such expenses. The Amended and Restated Certificate of Incorporation also authorizes ACI to maintain officer and director liability insurance, and such a policy is currently in effect.
          ACI has entered into Indemnification Agreements with each of its executive officers and certain other employees. Under the Indemnification Agreements, ACI agrees to indemnify the employee to the fullest extent permitted by law if the employee was, is or becomes a party to or witness or other participant in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation by reason of (or arising in part out of) any event or occurrence related to the fact that the employee is or was a director, officer, employee, agent or fiduciary of ACI, or any subsidiary of ACI, or is or was serving at the request of ACI as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of the employee while serving in such capacity. ACI also agrees, to the extent the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, the employee will be covered by such policies as to provide the employee the same rights and benefits as are accorded to the most favorably similarly situated insured.
          The above discussion of the DGCL and the Registrant’s Amended and Restated Certificate of Incorporation is not intended to be exhaustive and is qualified in its entirety by such statute and Amended and Restated Certificate of Incorporation.

Item 7.	Exemption from Registration Claimed
          Not applicable.

Item 8.	Exhibits

Exhibit
Number	Description
*4.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission No. 000-25346) filed July 30, 2007).

*4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.02 to the Registrant’s Current Report on Form 8-K (Commission No. 000-25346) filed December 18, 2008).

4.3	ACI Worldwide, Inc. Amended and Restated Deferred Compensation Plan.

5.1	Opinion of Jones Day.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Jones Day (included in Exhibit 5.1).

24.1	Power of Attorney.

*	Incorporated by reference

Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) the Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on September 9, 2010.

ACI WORLDWIDE, INC.
By:	/s/ Dennis P. Byrnes
	Name:	Dennis P. Byrnes
	Title:	Senior Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philip G. Heasley	President, Chief Executive Officer and Director	September 9, 2010
Philip G. Heasley	(Principal Executive Officer)

/s/ Scott W. Behrens	Senior Vice President, Chief Financial Officer and	September 9, 2010
Scott W. Behrens	Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Harlan F. Seymour	Chairman of the Board of Directors and a Director	September 9, 2010
Harlan F. Seymour

/s/ Jan H. Suwinski	Director	September 9, 2010
Jan H. Suwinski

/s/ John D. Curtis	Director	September 9, 2010
John D. Curtis

/s/ John M. Shay, Jr.	Director	September 9, 2010
John M. Shay, Jr.

/s/ Alfred R. Berkeley, III	Director	September 9, 2010
Alfred R. Berkeley, III

/s/ John E. Stokely	Director	September 9, 2010
John E. Stokely

/s/ James C. McGroddy	Director	September 9, 2010
James C. McGroddy

EXHIBIT INDEX

Exhibit
Number	Description
*4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission No. 000-25346) filed July 30, 2007).

*4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.02 to the Registrant’s Current Report on Form 8-K (Commission No. 000-25346) filed December 18, 2008).

4.3	ACI Worldwide, Inc. Amended and Restated Deferred Compensation Plan.

5.1	Opinion of Jones Day.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of KPMG LLP

23.3	Consent of Jones Day (included in Exhibit 5.1).

24.1	Power of Attorney.

*	Incorporated by reference